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                                                                    Exhibit 99.1

NEWS RELEASE

                   FDA ACCEPTS SONUS PHARMACEUTICALS RESPONSE
                           TO ECHOGEN(R) ACTION LETTER

          EchoGen is First Product of Company's Multi-Product Strategy


BOTHELL, WASHINGTON, MAY 23, 2000--SONUS Pharmaceuticals, Inc. (Nasdaq:SNUS) announced today that the U.S. Food and Drug Administration (FDA) has accepted as complete for review the Company's response to the FDA's March 2000 action letter on EchoGen(R) (perflenapent injectable emulsion), SONUS' first product. The March letter requested a reanalysis of certain data and follows an "approvable letter" received by the Company in April 1999. The FDA has indicated that it will complete its review of SONUS' response by the end of October 2000.


"We are pleased that we were able to respond quickly to the March letter," said Michael A. Martino, SONUS President and CEO. "We had hoped that the FDA would assign a shorter review time for our response. However, we believe that we have addressed the issues raised by the FDA in the March letter, and we intend to work closely with the agency in its review of our response.



"We continue to believe in the opportunities for EchoGen, and FDA approval remains a key objective. We also are excited about the opportunities existing for us in our other two product platforms: drug delivery and oxygen delivery," said Mr. Martino. "With our enhanced cash position from the receipt in May of $4.25 million from patent litigation and insurance settlements coupled with our reported cash balance at the end of March, we believe that we are well-positioned to fund our strategic initiatives and to achieve objectives in all three product platforms." SONUS reported cash and investments of $15.3 million as of the most recent quarter ended March 31, 2000.



EchoGen is an ultrasound contrast agent designed for use in echocardiography to improve the assessment of the left ventricle, the main pumping chamber of the heart. The function of the left ventricle is to deliver oxygenated blood to vital organs and tissues as well as the heart muscle itself. Echocardiography is a diagnostic ultrasound test of the heart used to identify abnormal cardiac function and structure. EchoGen is approved for marketing in the 15 countries of the European Union for use in patients with suspected or established cardiovascular disease.



In addition to the development of ultrasound contrast agents, SONUS Pharmaceuticals, Inc., located in Bothell, Washington, is leveraging its strength in emulsion and surfactant technology into the areas of drug and oxygen delivery. In drug delivery, the Company is investigating the application of its emulsion technology to the formulation of poorly soluble therapeutic compounds for the treatment of cancer, cardiovascular disease and infectious disease. The first product candidate selected for SONUS' drug delivery strategy is QW8184, a paclitaxel emulsion formulation, which is currently in pre-clinical development. In the area of oxygen delivery, SONUS recently announced the signing of an agreement with the State University of New York at Buffalo for the development of blood substitute products for intravascular oxygen delivery using SONUS' proprietary perfluorocarbon emulsion technology. Potential oxygen delivery products may hold the promise of eliminating the need for cross-matching and typing before initiation of therapy in settings of acute blood loss.


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SONUS news releases and other corporate information are available on the
Company's web site at www.sonuspharma.com. News releases also may be obtained via fax by calling 800-758-5804, Ext. 108377.

Contact:  Pamela Dull, SONUS Pharmaceuticals, Inc., (425) 487-9500.

Certain of the statements made in this news release are forward-looking such as those, among others, relating to the regulatory review process for EchoGen and benefits of ultrasound contrast agents. As discussed in the Company's annual report on Form 10-K filed February 29, 2000, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: there can be no assurance that SONUS can meet the requirements of the FDA action letter, or any subsequent conditions, in a timely manner if at all, or that EchoGen will ultimately receive regulatory approval; market acceptance of the Company's products will depend upon a number of factors, including safety, efficacy, ease of administration, the presence of competitive imaging products or technologies and the availability of reimbursement by third party payors.

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